CURRENT REPORT FOR ISSUERS SUBJECT TO THE
                         1934 ACT REPORTING REQUIREMENTS


                                    FORM 8-K


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 CURRENT REPORT
      Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.


                        Date of Event: September 28, 2004
                        (date of earliest event reported)


                              NEXIA HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


                                     Nevada
          (State or other jurisdiction of incorporation or organization)



            033-22128D                                      84-1062062
            ----------                                      ----------
  (Commission File Number)                (IRS Employer Identification Number)

           268 West 400 South, Suite 300, Salt Lake City, Utah 84101
                   (Address of principal executive offices)
                   (801) 575-8073 (Registrant's telephone
                     number, including area code)








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ITEM 3.02      UNREGISTERED SALES OF EQUITY SECURITIES

On September 28, 2004 the Board of Directors (the "Board") of Nexia Holdings, Inc. (the "Corporation") stating that it was "...aware that the Corporation is experiencing cash shortages and the common shares of the Corporation have been subject to substantial dilution as a result of the Corporation using its shares of common stock as payment for services to its employees..." granted to the Corporation's president Richard Surber 8,000,000 shares of the Corporation's Series B Preferred stock. The Board further stated that it was in the Corporation's best interest to retain Mr. Surber as the guarantor on certain mortgages for the Corporation and its subsidiaries, such as the Kearns Building located at 4115 South Sams Boulevard, Kearns, Utah; the Wallace Bennett Building located at 55 South 100 South, Salt Lake City, Utah and the State Street Building located at 1370 - 1374 South State Street, Salt Lake City, Utah.

The shares were issued to Mr. Surber as compensation for both his services as president of the Corporation and guarantor of real estate mortgages for the benefit of the Corporation and were issued to him in a private transaction pursuant to Section 4(2) of the Securities Act of 1993.

The Series B Preferred Stock is designated as having a par value of $0.001 per share and designated as senior to the Common Stock of the Company. In the event of liquidation the shares have a priority right to $0.001 per share in any distribution as a result of liquidation. These shares are given the same voting rights as Common Shares on a five hundred-for-one (500 to 1) basis. The 8,000,000 shares thus increase Mr. Surber's voting right by 4,000,000,000 shares. As of September 20, 2004 the Corporation had 2,363,341,594 shares of its common stock outstanding.




ITEM 7. Financial Statements and Exhibits The following exhibits are included as part of this report:


Exhibit No.   Page No.  Description
------ ---------- -------------------------------------------------------------

   None



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                               SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 28th day of September, 2004.

                                            Nexia Holdings, Inc.


                                            /s/ Richard Surber
                                            ------------
                                            Richard Surber, President





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